CytoSorbents Corporation Achieves European Union Regulatory Approval for CytoSorb™

Monmouth Junction, NJ – (March 31, 2011) – CytoSorbents Corporation (OTCBB:CTSO), a critical care focused company using blood purification to treat life-threatening illnesses, is pleased to announce that it has achieved European CE Mark approval for its flagship product, CytoSorb™, as an extracorporeal cytokine filter in situations where excessive cytokine levels exist.  This milestone certifies that CytoSorb™ has met the safety and label efficacy claim requirements of the European Medical Devices Directive and can now be sold in the European Union (E.U.) for human clinical use.

The European Sepsis Trial has successfully demonstrated CytoSorb™’s robust ability to reduce circulating plasma cytokine levels during the extracorporeal treatment of critically-ill patients with sepsis and respiratory failure.  CytoSorb™ has achieved its primary endpoint of IL-6 (interleukin-6) reduction with statistical significance based on an interim analysis of the trial. The data demonstrates that CytoSorb™ plus standard of care therapy reduced IL-6 levels by an average of 49.1% (p=0.01) during the CytoSorb™ treatment period compared to standard of care therapy alone. The treatment was well-tolerated, with no serious device related adverse events reported to date in more than 300 treatments in septic patients.

Dr. Phillip Chan, Chief Executive Officer, stated, “Obtaining European regulatory approval for CytoSorb™ is the most significant accomplishment in our company’s history and we thank our employees and our shareholders for their dedication and support.  To our knowledge, we are the only device approved in the E.U. specifically as a cytokine filter, opening up many opportunities to not just treat patients with sepsis, but also patients with a host of life-threatening and non-life threatening inflammatory conditions where cytokine levels are elevated.  As we analyze the clinical data from our current trial in sepsis, we look to continue to lead and foster additional clinical studies with a strong focus on sepsis and other critical care illnesses such as acute respiratory distress syndrome, severe burn injury, trauma, and pancreatitis, where the need is great and the human and financial costs are staggering.  The goal is to drive broad usage of our technology and generate valuable clinical data across many fields.”

Dr. Chan continued, “Now that we are permitted to manufacture CytoSorb™ devices for clinical use in the E.U. under CE Mark approval and ISO 13485 certification, we will ramp manufacturing for a controlled-market release in select territories in the second half of this year.  The goal for 2011 is to build a solid foundation for future growth and responsibly make the transition from a development stage to a commercial stage medical device company.  Our longer term goal is to pursue trials in the U.S. and attain FDA regulatory approval as well.”  Dr. Chan concluded, “With this major milestone, we continue to advance our mission to change the face of critical care medicine and to help save patients’ lives.”

About CytoSorbents and CytoSorb™

CytoSorbents Corporation is a critical care focused therapeutic device company in clinical trials to treat severe sepsis, the end result of “overwhelming infection”, with a novel blood purification device called CytoSorb™.  Severe sepsis afflicts more than 1 million people in the United States (U.S.), 1.5 million people in the European Union (E.U.), and an estimated 18 million people worldwide each year, killing one in every three patients despite the best medical treatment.  In the U.S., more die from severe sepsis than from either heart attacks, strokes or any single form of cancer.  Severe sepsis is typically triggered by bacterial infections like pneumonia, or viral infections like influenza.  However, it is the body’s abnormal immune response to the trigger that leads to severe inflammation and the unregulated, massive production of cytokines, often called “cytokine storm”, that then causes multi-organ failure and often death.  CytoSorb™ is a cartridge containing highly porous polymer beads that are designed to filter cytokines and treat potentially fatal cytokine storm.  As blood is pumped repeatedly through the CytoSorb™ cartridge using standard dialysis equipment, the beads bind and remove cytokines and other toxins from blood.  The treated blood is then returned to the patient.  The Company is finalizing its European Sepsis Trial – a multi-center, randomized, controlled clinical trial using CytoSorb™ to treat up to 100 patients with severe sepsis in the setting of respiratory failure.  Importantly, cytokine reduction via CytoSorb™ has broad applicability to a number of other critical care diseases where cytokine storm plays a detrimental role, including burn and smoke inhalation injury, trauma, acute respiratory distress syndrome, advanced influenza, acute pancreatitis and others.  In March 2011, the Company successfully achieved CE Mark approval to market its CytoSorbTM device as an extracorporeal cytokine filter.  CytoSorbents has also achieved ISO 13485:2003 Full Quality Systems certification, an internationally recognized quality standard designed to ensure that medical device manufacturers have the necessary comprehensive management systems in place to safely design, develop, manufacture and distribute medical devices in the E.U.  Assuming availability of adequate and timely funding, and continued positive results from our clinical studies, the Company intends to begin commercializing its product in Europe and then seek to commence clinical trials in the U.S. for approval. CytoSorb™ is one of a number of different resins the Company has designed for various medical applications, including improved dialysis, the potential treatment of inflammatory and autoimmune disorders, rhabdomyolysis in trauma, removal of chemotherapy drugs during treatment of cancer with high dose regional chemotherapy, drug detoxification, and others.  Additional information is available for download on the Company’s website: www.cytosorbents.com

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management's current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may differ materially from those expressed or implied by the statements herein. CytoSorbents Corporation and CytoSorbents, Inc believe that its primary risk factors include, but are not limited to: obtaining government approvals including required FDA and additional CE Mark approvals; ability to successfully develop commercial operations; dependence on key personnel; acceptance of the Company's medical devices in the marketplace; the outcome of pending and potential litigation; compliance with governmental regulations; reliance on research and testing facilities of various universities and institutions; the ability to obtain adequate and timely financing in the future when needed; product liability risks; limited manufacturing experience; limited marketing, sales and distribution experience; market acceptance of the Company's products; competition; unexpected changes in technologies and technological advances; and other factors detailed in the Company's Form 10-K filed with the SEC on March 31, 2011, which is available at http://www.sec.gov.

SOURCE: CytoSorbents Corporation

Contact:

CytoSorbents Corporation
David Lamadrid
(732) 329-8885 ext. 816
davidl@cytosorbents.com